EXHIBIT 10.4

FIRST AMENDMENT TO THE

JAMES RIVER GROUP, INC.

2005 INCENTIVE PLAN

Section 4.4 and 17.2 of the James River Group Inc. 2005 Incentive Plan is hereby deleted in its entirety and the following substituted in lieu thereof:

4.4 Adjustment in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and the kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determination applicable to outstanding Awards.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Any actions of the Committee with respect to any or all of the foregoing adjustments shall be concluding and binding on Participants under the Plan.

Subject to the provisions of Article 17, without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, spin-off, split-up, acquisition of property or stock, or reorganization (collectively, a “Reorganization”) upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code and the provisions of Section 409A of the Code, where applicable. Without limiting the foregoing, in the event of any Reorganization, the Committee or the Board shall either cause any Award outstanding as of the effective date of the Reorganization to be (i) cancelled in consideration of a cash payment made to the holder of such Award; (ii) provide for an alternate Award (whether from the Company or another entity that is a party to the Reorganization) to be made to the holder of such cancelled Award substantially equal in value to the fair market value of such cancelled Award; or (iii) a combination of clauses (i) or (ii); provided, however, that nothing in this Section 4.4 shall permit the repricing, replacing or regranting of Options or SARs in violation of Section 17.1 or the provisions of Section 409A of the Code.

17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulation, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any actions of the Committee with respect to the foregoing adjustments shall be conclusive and binding on Participants under the Plan.